Exhibit 8.1

JOINT STOCK COMPANY KASPI.KZ

SUBSIDIARIES OF THE REGISTRANT

Legal Name	Jurisdiction of Organization
ARK Balance LLC	Kazakhstan
Budus-Invest LLC	Ukraine
Budus Investments Limited	Cyprus
Digital Classifieds LLC	Azerbaijan
Digital Classifieds OU	Estonia
FC IBC LLC	Ukraine
JSC Kaspi Group	Kazakhstan
Kaspi Bank JSC	Kazakhstan
Kaspi Cloud LLC	Kazakhstan
Kaspi Office LLC	Kazakhstan
Kaspi Pay LLC	Kazakhstan
Kaspi Shop LLC	Kazakhstan
Kaspi Travel LLC	Kazakhstan
JSC Kolesa	Kazakhstan
Magnum E-Commerce Kazakhstan LLC	Kazakhstan
MIT Software LLC	Kazakhstan
N-S Construction-21 LLC	Kazakhstan
Portmone LLC	Ukraine
KOLESA LLC	Uzbekistan
Kolesa Auto LLC	Kazakhstan